EXHIBIT ITEM 24 (b)(11)
                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") for Third Avenue Trust of our report dated December 19, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP
------------------------
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
February 3, 1998